EXHIBIT 99.1
CORCEPT THERAPEUTICS ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2019 PRELIMINARY SELECTED FINANCIAL RESULTS; PROVIDES 2020 REVENUE GUIDANCE

•	2019 revenue of $306.5 million, an increase of 22 percent from 2018

•	Fourth quarter revenue of $87.9 million, an increase of 32 percent from fourth quarter 2018

•	Cash and investments at December 31, 2019, of $315.3 million

•	2019 revenue guidance of $355 - 375 million

•	Advancing development of cortisol modulators to treat patients with Cushing's syndrome, antipsychotic-induced weight gain, non-alcoholic steatohepatitis and solid tumors
MENLO PARK, Calif. (January 30, 2020) - Corcept Therapeutics Incorporated (NASDAQ: CORT), a commercial-stage company engaged in the discovery and development of drugs to treat severe metabolic, oncologic and neuropsychiatric disorders by modulating the effects of the stress hormone cortisol, today reported preliminary fourth quarter revenue of $87.9 million, compared to $66.8 million in the fourth quarter of 2018. Preliminary 2019 revenue was $306.5 million, an increase of 22 percent from 2018.
Cash and investments increased by $48.4 million in the fourth quarter, to $315.3 million.
These results are prior to completion of the company’s annual independent audit and are subject to adjustment.
Corcept projects 2020 revenue of $355 - 375 million.
“Our Cushing’s syndrome business had an excellent year,” said Joseph K. Belanoff, MD, Corcept’s Chief Executive Officer. “As awareness of the poor health outcomes associated with hypercortisolism increased and physicians screened more patients for Cushing’s syndrome, the number of patients receiving Korlym® grew. We expect that growth to continue.”
“Korlym’s commercial success has given us the resources to develop our proprietary selective cortisol modulators in a wide range of serious disorders,” added Dr. Belanoff. “These compounds represent Corcept’s future. We look forward to an important year.”
“Our program in Cushing’s syndrome is the most advanced,” said Andreas Grauer, MD, Corcept’s Chief Medical Officer. “The pivotal trial of Korlym’s planned successor, relacorilant, is actively enrolling patients at sites in the United States, Europe and Israel. We are also launching a Phase 3 trial in patients whose Cushing’s syndrome is caused by adrenal adenomas.
“Our programs in metabolic and oncologic disorders are poised to advance significantly. In the second quarter, we will have results from the second part of our Phase 1b trial of miricorilant for the prevention of antipsychotic-induced weight gain (APIWG). Miricorilant’s Phase 2 trial for the reversal of recent APIWG continues to accrue patients. We plan to start two additional Phase 2 trials - one for the reversal of long-standing APIWG and another for the treatment of patients with non-alcoholic steatohepatitus (NASH) - by year-end.
“Our Phase 2 trial of relacorilant to treat advanced ovarian cancer continues to enroll patients at sites in the United States and Europe,” added Dr. Grauer. “In the second quarter, we anticipate starting a Phase 3 trial of relacorilant in metastatic pancreatic cancer and a Phase 1b trial of relacorilant combined with an immunotherapeutic agent in adrenal cancer. By year-end, we expect to conclude the dose-finding trial of our proprietary cortisol modulator exicorilant in combination with enzalutamide in castration-resistant prostate cancer.”
Hypercortisolism
Hypercortisolism, often referred to as Cushing’s syndrome, is caused by excessive activity of the hormone cortisol. Endogenous Cushing’s syndrome is an orphan disease that most often affects adults aged 20-50. In the United States, an estimated 20,000 patients have Cushing’s syndrome, with about 3,000 new patients diagnosed each year. Symptoms vary, but most patients experience one or more of the following manifestations: high blood sugar, diabetes, high blood pressure, upper-body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles. Irritability, anxiety, cognitive disturbances and depression are also common. Hypercortisolism can affect every organ system in the body and can be lethal if not treated effectively.
About Corcept Therapeutics Incorporated
Corcept’s approved product, Korlym®, was the first medication approved by the U.S. Food and Drug Administration for patients with Cushing’s syndrome. Corcept has discovered a large portfolio of proprietary compounds, including relacorilant, exicorilant and miricorilant, that selectively modulate the effects of cortisol but not progesterone. Corcept owns extensive United States and foreign intellectual property covering the composition of its selective cortisol modulators and the use of cortisol modulators, including mifepristone, to treat a variety of serious disorders.
Forward-Looking Statements
Statements in this press release, other than statements of historical fact, are forward-looking statements, which are based on our current plans and expectations and are subject to risks and uncertainties that might cause actual results to differ materially from those such statements express or imply. These risks and uncertainties include, but are not limited to, our ability to generate sufficient revenue to fund our commercial operations and development programs; the availability of competing treatments, including generic versions of Korlym; our ability to obtain acceptable prices or adequate insurance coverage and reimbursement for Korlym; and risks related to the development of our product candidates, including their clinical attributes, regulatory approvals, mandates, oversight and other requirements. These and other risks are set forth in our SEC filings, which are available at our website and the SEC’s website. In this press release, forward-looking statements include those concerning our final financial results for 2019 and 2020 revenue guidance; increased awareness of the poor health outcomes associated with hypercortisolism and increased screening of patients for Cushing’s syndrome; expected growth in the number of patients receiving Korlym; resources to develop our pipeline; the progress, enrollment, timing, design and results of our development programs, including our clinical trials; the clinical and commercial attributes of relacorilant, exicorilant and miricorilant; and the scope and protective power of our intellectual property. We disclaim any intention or duty to update forward-looking statements made in this press release.
CONTACT:
Christopher S. James, MD
Director, Investor Relations
Corcept Therapeutics
650-684-8725
cjames@corcept.com
www.corcept.com